Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated November 16, 2012 (January 29, 2013, as to the effects of i) the recasting of segment data presented in Note 17 and ii) the inclusion of the statements of comprehensive income, as required by the application of ASU 2011-05), relating to the financial statements of Starbucks Corporation and subsidiaries (the “Company”), appearing in the Current Report on Form 8-K of Starbucks Corporation, dated January 29, 2013, and to the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended September 30, 2012, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

Seattle, Washington

September 3, 2013